                        Exhibit 99.1

Priority Investor Inquiries:
Chris Kettmann
ckettmann@lincolnchurchilladvisors.com
(773) 497-7575

Priority Technology Holdings, Inc. Appoints Marc Crisafulli to Board of Directors
ALPHARETTA, GA - November 10, 2022 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) ("Priority" or the "Company"), the platform for unified commerce that delivers integrated payments and banking at scale, today announced that its Board has appointed Marc Crisafulli as Director.

Crisafulli is an experienced executive and has over 30 years in legal, compliance and regulatory governance roles with various companies. In his most recent role, Crisafulli served as Executive Vice President, Government Relations, Legal and Regulatory at Bally’s Corporation. Prior to that, Mr. Crisafulli held senior leadership roles with Brightstar Corporation and Suffolk Construction Company and was managing partner at Hinkley Allen & Snyder.

“Marc’s strong legal and regulatory experience is a great fit for Priority as we pursue growth opportunities into new enterprise payment verticals” said Tom Priore, Chairman and CEO. “We are excited to have Marc join our team and are eager for him to apply his talents and deep relationships to help accelerate adoption of our unified payments and banking platform.”
Crisafulli received his bachelor of arts degree from Boston University and his juris doctrine from Georgetown University. He will serve on the audit, compensation and nominating and corporate governance committees of the Board.

“I have admired Priority’s rapid growth and am thrilled to be a part of such a dynamic team” said Crisafulli. “Tom’s vision for unified commerce is very forward thinking and I’m excited to contribute.”

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